Exhibit 99.1

BIMINI MORTGAGE MANAGEMENT, INC.

REPORTS FIRST QUARTER 2005 RESULTS

VERO BEACH, Fla. (April 25, 2005) — Bimini Mortgage Management, Inc. (NYSE:BMM), a real estate investment trust that invests primarily in residential mortgage-related securities, today announced financial results for the first quarter ended March 31, 2005.

For the first quarter, the Company recorded GAAP income of $10.9 million or $0.52 per diluted Class A Common Share. Approximate taxable income for the quarter, as well as dividends paid for the quarter, were $0.53 per share. Annualized return on equity for the quarter, based on the book value of $12.84 per Class A Common Share outstanding at March 31, 2005, and incorporating the $0.53 dividend, was 16.5%.

Commenting on the results, Jeffrey J. Zimmer, president and chief executive officer, said, “As a result of our public secondary offering in December 2004, our assets increased substantially in the first quarter of 2005 compared with the first and fourth quarters of 2004.  All proceeds from that secondary offering were deployed by the end of January 2005.  As of March 31, 2005, we held $3.3 billion of mortgage-backed securities at fair value. Interest income was $31.1 million and interest expense was $19.8 million for the first quarter of 2005.  At quarter’s end, we had a weighted average yield on assets of 3.63% and a weighted average borrowing cost of 2.78%.  The weighted average constant prepayment rate for the portfolio was 23.5% for March 2005.  The effective duration of the portfolio at the end of the first quarter was 1.23 and the debt-to-equity ratio was 12.2x.

“As of March 31, 2005, we had 18 master repurchase agreements with various investment banking firms and other lenders and outstanding balances of $3.2 billion under 15 of these agreements,” Zimmer added.  “At the end of the first quarter of 2005, the repurchase agreements were secured by mortgage-related securities with an estimated fair value of $3.3 billion and a weighted average maturity of 317 months.  For more details about our assets and liabilities, please see our 10-Q for the quarter ended March 31, 2005, which we released today.”

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3305 Flamingo Drive | Vero Beach, Florida 32963 | 772-231-1400

Bimini Mortgage Management will hold a conference call to discuss this press release tomorrow, April 26, 2005, at 10:00 a.m. Eastern time.  Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.biminireit.com or through www.earnings.com.  To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through May 26, 2005.

Bimini Mortgage Management, Inc., a real estate investment trust, invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-11.  The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:       Robert E. Cauley

Chief Financial Officer

(772) 231-1400

www.biminireit.com

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